Exhibit 99.1

Majesco Announces Fiscal 2016 Second Quarter Financial Results

Six-Month Revenue Up 42.9%

Organic Revenues Increased 13.4% Year-To-Date

Second Quarter Results Reflect Investments to Support Continued Business Momentum

Morristown, NJ – October 29, 2015 - Majesco, a global provider of software, consulting and services for insurance business transformation, today announced its financial results for the fiscal 2016 second quarter ended September 30, 2015.

“The second quarter reflects the full integration of Cover-All and Majesco, and the investments we are making in our business to create a world class software, consulting and services company exclusively focused on the global insurance industry,” commented Ketan Mehta, CEO and Co-Founder. “I am pleased to announce that QBE, one of the world's 20 largest insurance and reinsurance companies, has selected Majesco to build a strategic platform for their speciality division. This engagement will be implemented on Majesco’s cloud offering which is the fastest growing part of our business.”

“Several weeks ago we had the pleasure of hosting 210 current and potential customers, industry analysts, and business partners at our annual Convergence Customer Conference. The feedback we received was encouraging. This was our first customer conference as a combined company and highlighted the potential for cross sale opportunities of our different service offerings. We are differentiating ourselves from others in the marketplace by focusing our success on partnering with our customers for their entire business transformation journey. Therefore we need to have a broad product and service portfolio that is supported by an exceptional workforce. As you can see in our financial results, we are making investments throughout our organization to accomplish this task. We are confident these investments will position us to achieve our goal of generating annual revenues of $200 million to $225 million, and EBITDA margins of 12% to 14% within the next three years.”

“As a part of our efforts to bring additional talent with insurance expertise to the Company, Robert P. Restrepo, Jr. joined Majesco’s Board of Directors. Since 2006, Mr. Restrepo has served as the Chairman of the Board of State Auto Financial Corporation, State Auto Mutual Insurance Company and brings extensive insurance industry leadership and experience to Majesco. I look forward to Bob’s counsel as we continue to grow our business to property & casualty, and life & annuity insurance carriers,” concluded Mr. Mehta.

Second Quarter Highlights

Revenue

•	Revenue for the second quarter ended September 30, 2015 increased 47.9% to $28.2 million as compared to $19.1 million in the corresponding quarter of last year. The fiscal 2016 second quarter included revenue from the Agile Technologies business and Cover-All Technologies amounting to $8.2 million. On a sequential basis, revenue increased 21.8% compared to $23.2 million during the previous quarter ended June 30, 2015. The growth was primarily due to the full quarter impact of the revenues of Cover-All Technologies.

•	Revenue for the six month period ended September 30, 2015 increased 42.9% to $51.4 million as compared to $36.0 million in the corresponding six month period last year. The fiscal 2016 six month period included revenue from the Agile Technologies business and Cover-All Technologies amounting to $10.7 million.

Profitability

•	While gross margins during the quarter ended September 30, 2015 were higher by 5.3 percentage points as compared to the corresponding quarter last year, the growth in operating income was offset by:

o	An increase in product research and development expenses, which amounted to $4.2 million (15.0% of revenue) during the second quarter ended September 30, 2015 as compared to $2.7 million (representing 14.2% of revenue) during the quarter ended September 30, 2014.

o	An increase in SG&A expenses, which amounted to $9.5 million (33.7% of revenue) during the second quarter ended September 30, 2015 as compared to $4.5 million (23.6% of revenue) during the quarter ended September 30, 2014. This increase was primarily due to increased level of sales and marketing efforts.

•	Adjusted EBITDA for the second quarter ended September 30, 2015 was approximately $0.1 million (0.2% of revenue) as compared to $0.8 million (4.2% of revenue) during the corresponding quarter ended September 30, 2014. This decrease was primarily due to an increase in investment in research and development and sales and marketing during the quarter ended September 30, 2015.

•	While gross margins for the six month period ended September 30, 2015 were higher by 7.2 percentage points as compared to the corresponding six month period last year, the growth in operating income was offset by an increase in SG&A expenses, which amounted to $17.1 million (33.3% of revenue) for the six month period ended September 30, 2015 as compared to $10.5 million (29.1% of revenue) for the corresponding period last year.

•	Adjusted EBITDA for the six month period ended September 30, 2015 was $1.3 million (2.5% of revenue) as compared to negative $0.5 million (-1.3% of revenue) during the corresponding six month period ended September 30, 2014. This increase was primarily due to higher gross margin for the six months ended September 30, 2015 marginally offset by an increase in the operating costs.

•	Net loss for the quarter ended September 30, 2015 was $1.0 million, or ($0.03) per share as compared to a net loss of $0.2 million, or ($0.01) per share, for the quarter ended September 30, 2014. Net loss for the six month period ended September 30, 2015 was $0.9 million, or ($0.03) per share as compared to a net loss of $1.1 million, or ($0.04) per share, for the corresponding six month period ended September 30, 2014.

EBITDA and Adjusted EBITDA are non-GAAP measures. Reconciliation tables of EBITDA and Adjusted EBITDA as used in this press release to GAAP are included in the financial section of this press release.

Balance Sheet

•	Majesco had cash and cash equivalents of $5.9 million at September 30, 2015, compared to $6.5 million at March 31, 2015.

•	Total debt at September 30, 2015 was $9.7 million, compared to $4.5 million at March 31, 2015.

Operating Highlights

•	The total number of new client wins during the quarter was two with an additional three upsell/cross sell wins to existing clients.

•	12-month backlog at September 30, 2015 was $54.1 million as compared to $63.3 million at June 30, 2015.

•	New implementations during the quarter included Society Insurance, which successfully completed its business transformation with Majesco Policy, and RVOS Insurance, which successfully completed its business transformation initiative using Majesco’s P&C Suite.

•	Majesco extended its partnership with Deloitte Consulting LLP. The partnership is expected to help P&C, L&A, and Group insurers implement Majesco’s modern core solutions to realize system consolidations, improved flexibility, quicker response to market and regulatory changes, and increased speed-to-market for new products, among other potential benefits.

•	Highlighting Majesco’s solution portfolio investment, Majesco Business Analytics, an integral part of the Majesco software portfolio and Majesco Data Services offering was launched and Majesco Claims was named a ‘Visionary’ in Gartner, Inc.’s recently published report Magic Quadrant for Property Casualty Claims Management Modules.[1]

Conference Call and Webcast Information

Management of Majesco will conduct a live teleconference to discuss Majesco’s fiscal 2016 second quarter financial results at 4:30 p.m. ET today. Anyone interested in participating should call 877-419-6593 if calling from the U.S., or 719-325-4754 if calling internationally. A replay will be available until November 12, 2015, which can be accessed by calling 877-870-5176 within the U.S. and 858-384-5517 if calling internationally. Please use passcode 1467988 to access the replay.

 In addition, the call will be webcast and will be available on the Company’s website at www.majesco.com or by visiting http://public.viavid.com/index.php?id=116745.

Use of Non-GAAP Financial Measures

In evaluating our business, we consider and use EBITDA as a supplemental measure of operating performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. We define Adjusted EBITDA as EBITDA before one-time non-recurring costs related to the merger with Cover-All Technologies and the listing of the Majesco common stock on the NYSE-MKT in connection with the merger. We also made an adjustment for non-cash stock-based compensation. Although non-cash stock-based compensation is an important aspect of the compensation paid to Majesco’s employees and executives, the grant date fair value varies based on the stock price at the time of grant, varying valuation methodologies and subjective assumptions. This makes the comparison of Majesco’s current financial results to previous and future periods difficult to interpret; therefore, Majesco believes it is useful to exclude stock-based compensation from its non-GAAP financial measures in order to highlight the performance of Majesco’s core business and to be consistent with the way many investors evaluate its performance and compare its operating results to peer companies.

The terms EBITDA and Adjusted EBITDA are not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and when assessing Majesco’s operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA and Adjusted EBITDA do not reflect our actual cash expenditures. Other companies may calculate similar measures differently than Majesco, limiting their usefulness as comparative tools. We compensate for these limitations by relying on U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

About the Magic Quadrant

1 Gartner, Magic Quadrant for Property and Casualty Insurance Claims Management Modules, June 24, 2015

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About Majesco

Majesco enables insurance business transformation for over 142 global customers by providing technology solutions which include software products, consulting and IT services. Our customers are carriers from the Property and Casualty, Life, Annuity and Group insurance segments worldwide. Majesco delivers proven software solutions and IT services in the core insurance areas such as policy administration, billing, claims, distribution and analytics.

For more information, please visit us on the web at www.majesco.com, or call 1-800-249-9540.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K for the year ended March 31, 2015.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: integration risks; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; technology development risks; intellectual property rights risks; competition risks; additional scrutiny and increased expenses as a result of being a public company; the financial condition, financing requirements, prospects and cash flow of Majesco; loss of strategic relationships; changes in laws or regulations affecting the insurance industry in particular; restrictions on immigration; the ability and cost of retaining and recruiting key personnel; the ability to attract new clients and retain them and the risk of loss of large customers; continued compliance with evolving laws; customer data and cybersecurity risk; and Majesco’s ability to raise capital to fund future growth.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Majesco Contacts:
Corporate Contact	Investor & Media Contact
Ann Massey	SM Berger & Co
SVP-Finance	Andrew Berger
(973) 461-5190	(216) 464-6400
ann.massey@majesco.com	andrew@smberger.com

Majesco and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(All amounts are in thousands of US Dollars except per share data and as stated otherwise)

	Three Months Ended September 30,		Six Months Ended September 30
	2015	2014	2015	2014
Revenue	$28,208	$19,074	$51,371	$35,956
Cost of revenue	15,777	11,685	27,884	22,090
Gross profit	$12,432	$7,389	$23,488	$13,866

Operating expenses
Research and development expenses	$4,238	$2,710	$7,389	$5,502
Selling, general and administrative expenses	9,496	4,500	17,082	10,480
Reorganization costs	237	470	465	470
Total operating expenses	$13,971	$7,680	$24,936	$16,452
Income/(Loss) from operations	$(1,539)	$(291)	$(1,448)	$(2,586)
Interest income	-	19	10	19
Interest expense	(73)	7	(128)	(27)
Other income (expenses),net	239	181	375	502
Income /(Loss) before provision for income taxes	$(1,374)	$(84)	$(1,192)	$(2,092)
(Benefit)/Provision for income taxes	(398)	139	(298)	(1,007)
Net Income/(Loss)	$(976)	$(223)	$(894)	$(1,085)
Net Income/(Loss) Attributable to Non-controlling interests	$-	$-	$-	$12
Net Income/(Loss) Attributable to Majesco	$(976)	$(223)	$(894)	$(1,097)

Earnings per share:
Basic	$(0.03)	$(0.01)	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.01)	$(0.03)	$(0.04)

Weighted average number of common shares outstanding
Basic	36,415,357	30,575,000	33,657,679	30,575,000
Diluted	36,415,357	30,575,000	33,657,679	30,575,000

Majesco and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(All amounts are in thousands of US Dollars except per share data and as stated otherwise)

	September 30, 2015	March 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,541	$6,262
Short term investments	406	270
Restricted cash	325	305
Accounts receivables, net	13,428	7,758
Unbilled accounts receivable	5,548	5,615
Deferred income tax assets	2,413	2,168
Prepaid expenses and other current assets	4,311	2,911
Total current assets	31,972	25,289
Property and equipment, net	2,104	1,173
Intangible assets, net	11,750	3,434
Deferred income tax assets	2,253	2,182
Other assets	172	271
Goodwill	32,675	14,196
Total Assets	$80,926	$46,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligation	$157	$17
Loan from bank	7,124	1,470-
Accounts payable	2,056	442
Accrued expenses and other liabilities
Related Parties	-	3,520
Others	10,991	8,739
Deferred revenue	5,857	4,826
Total current liabilities	26,185	19,014
Capital lease obligation, net of current portion	162	31
Term loan- bank	2,625	3,000
Other	5,032	3,944
Total Liabilities	$34,004	$25,989

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.002 per share – 50,000,000 shares authorized as of September 30, 2015 and March 31, 2015, NIL shares issued and outstanding as of September 30, 2015 and March 31, 2015	-	-
Common stock, par value $0.002 per share – 450,000,000 shares authorized as of September 30, 2015 and March 31, 2015, 36,451,357 shares issued and outstanding as of September 30, 2015 and 30,575,000 as of March 31, 2015	$73	$61
Additional paid-in capital	68,932	39,049
Accumulated deficit	(21,692)	(20,798)
Accumulated other comprehensive income	(391)	2,244
Total equity of common stockholder	46,922	20,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$80,926	$46,545

Majesco and Subsidiaries

Reconciliation of U.S. GAAP Net Income to EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(U.S. dollars; in thousands):	2015	2014	2015	2014
Net Income (Loss)	$(976)	$(223)	$(894)	$(1,085)

Add:
Provision (benefit) for income taxes	(398)	139	(298)	(1,007)
Depreciation and amortization	1,070	630	1,953	1,642

Interest expense	73	(7)	128	27

Less:
Interest income	-	(19)	(10)	(19)
Other income (expenses), net	(239)	(181)	(375)	(502)
EBITDA	$(470)	$339	$504	$(944)

Add:
Stock based compensation	289	-	289	-
One-Time Costs	237	470	465	470
Adjusted EBITDA	$56	$809	$1,258	$(474)

Revenue	28,208	19,074	51,371	35,956
Adjusted EBITDA as a % of Revenue	0.2%	4.2%	2.5%	-1.3%

Majesco and Subsidiaries

Reconciliation of Selected U.S. GAAP Measures to Non-U.S. GAAP Measures

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(U.S. dollars; in thousands):	2015	2014	2015	2014
Net Income (Loss)	$(976)	$(223)	$(894)	$(1,085)

Reorganization Costs(1)	237	470	465	470
Total One-Time Costs	$237	470	$465	470
Adjusted Net Income	$(739)	247	$(429)	(615)

Adjusted Earnings (Loss) per Common Share:
Basic	$(0.02)	$0.01	$(0.01)	$(0.02)
Diluted	$(0.02)	$0.01	$(0.01)	$(0.02)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net Income (Loss) per Common Share	$(0.03)	$(0.01)	$(0.03)	$(0.04)

Reorganization Costs(1) per Common Share	0.01	0.02	0.02	0.02
Total One-Time Costs per Common Share	0.01	0.02	0.02.	0.02
Adjusted Net (Loss) per Common Share	$(0.02)	0.01	$(0.01)	(.0.02)

Adjusted Earnings (Loss) per Common Share:
Basic	$(0.02)	$0.01	$(0.01)	$(0.02)
Diluted	$(0.02)	$0.01	$(0.01)	$(0.02)

(1)Costs related to the merger with Cover-All Technologies and the listing of the Majesco common stock on the NYSE-MKT in connection with the merger.

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